                                                                       EXHIBIT 1

                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                February 21, 1999

                                      among

                        OACIS HEALTHCARE HOLDINGS CORP.,


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                                       and

                          OSCAR ACQUISITION CORPORATION

                                   TABLE OF CONTENTS
                                   -----------------

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                    THE OFFER

SECTION 1.01.  The Offer......................................................1
SECTION 1.02.  Company Action.................................................2
SECTION 1.03.  Directors......................................................3

                                    ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger.....................................................4
SECTION 2.02.  Conversion of Shares...........................................4
SECTION 2.03.  Surrender and Payment..........................................4
SECTION 2.04.  Dissenting Shares..............................................6
SECTION 2.05.  Stock Options..................................................6
SECTION 2.06.  Employee Stock Purchase Plan...................................6

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation...................................7
SECTION 3.02.  Bylaws.........................................................7
SECTION 3.03.  Directors and Officers.........................................7

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power..................................8
SECTION 4.02.  Corporate Authorization........................................8
SECTION 4.03.  Governmental Authorization.....................................8
SECTION 4.04.  Non-contravention..............................................9
SECTION 4.05.  Capitalization.................................................9
SECTION 4.06.  Subsidiaries..................................................10
SECTION 4.07.  SEC Filings...................................................10
SECTION 4.08.  Financial Statements..........................................11
SECTION 4.09.  Disclosure Documents..........................................12
SECTION 4.10.  Absence of Certain Changes....................................12
SECTION 4.11.  Material Contracts............................................14
SECTION 4.12.  No Undisclosed Material Liabilities...........................16


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
                                                                            PAGE
                                                                            ----

SECTION 4.13.  Litigation....................................................16
SECTION 4.14.  Taxes.........................................................16
SECTION 4.15.  ERISA.........................................................18
SECTION 4.16.  Compliance with Laws..........................................20
SECTION 4.17.  Finders' Fees.................................................20
SECTION 4.18.  Patents and Other Proprietary Rights..........................20
SECTION 4.19.  Real Property.................................................21
SECTION 4.20.  Environmental Matters.........................................21
SECTION 4.21.  Year 2000 Compliance..........................................22

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.01.  Corporate Existence and Power.................................23
SECTION 5.02.  Corporate Authorization.......................................23
SECTION 5.03.  Governmental Authorization....................................23
SECTION 5.04.  Non-contravention.............................................23
SECTION 5.05.  Disclosure Documents..........................................24

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company........................................24
SECTION 6.02.  Tax Certification.............................................25
SECTION 6.03.  Stockholder Meeting; Proxy Material...........................25
SECTION 6.04.  Access to Information.........................................26
SECTION 6.05.  Other Offers..................................................26
SECTION 6.06.  Notices of Certain Events.....................................27

                                    ARTICLE 7
                               COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary..............................27
SECTION 7.02.  Voting of Shares..............................................27
SECTION 7.03.  Director and Officer Liability................................27

                                    ARTICLE 8
                       COVENANTS OF BUYER AND THE COMPANY

SECTION 8.01.  Reasonable Best Efforts.......................................28
SECTION 8.02.  Certain Filings...............................................28


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

                                                                            PAGE
                                                                            ----
SECTION 8.03.  Public Announcements..........................................28
SECTION 8.04.  Further Assurances............................................29

                                    ARTICLE 9
                            CONDITIONS OF THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party...................29

                                   ARTICLE 10
                                   TERMINATION

SECTION 10.01.  Termination..................................................29
SECTION 10.02.  Effect of Termination........................................31

                                   ARTICLE 11
                                  MISCELLANEOUS

SECTION 11.01.  Notices......................................................31
SECTION 11.02.  Survival of Representations and Warranties...................32
SECTION 11.03.  Amendments; No Waivers.......................................32
SECTION 11.04.  Fees and Expenses............................................32
SECTION 11.05.  Successors and Assigns.......................................33
SECTION 11.06.  Governing Law................................................33
SECTION 11.07.  Counterparts; Effectiveness; Third Party.....................33
SECTION 11.08.  Entire Agreement.............................................33
SECTION 11.09.  Definitions..................................................33

                          AGREEMENT AND PLAN OF MERGER



        AGREEMENT AND PLAN OF MERGER dated as of February 20, 1999 among Oacis Healthcare Holdings Corp., a Delaware corporation (the "COMPANY"), Science Applications International Corporation, a Delaware corporation ("BUYER"), and Oscar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUBSIDIARY").

        The parties hereto agree as follows:



                                    ARTICLE 1
                                    THE OFFER

        SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase all of the outstanding shares (the "SHARES") of common stock, $0.01 par value per share, of the Company (the "COMMON STOCK") at a price of $4.45 per Share, net to the seller in cash. The Offer shall be subject to the condition that a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at any scheduled or extended expiration date of the Offer any of the conditions set forth in Annex I hereto or the Minimum Condition shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (iii) extend the Offer on one or more occasions, if on such expiration date there shall not have been validly tendered in accordance with the term of the Offer and not withdrawn at least a majority of the outstanding Shares.

        (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

        SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full any applicable requirements of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), and (iii) unanimously resolved, except as may be required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Cooley Godward LLP ("COMPANY COUNSEL"), to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Covington Associates has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer.

        (b) As soon as practicable on the date of commencement of the Offer, the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and


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

to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

        SECTION 1.03. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) multiplied by (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board and (B) each board of directors (and committee thereof) of each Subsidiary. Notwithstanding the foregoing, the Company shall use its best efforts to cause at least two members of the Company's Board of Directors as of the date hereof who are not employees of the Company to remain members of the Board of Directors until the Effective Time.

        (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. For purposes of this Agreement, "AFFILIATE" of any Person means any other Person controlling, controlled by or under common control with such Person, where "CONTROL" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.


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

                                    ARTICLE 2
                                   THE MERGER

        SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

        (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger ("CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME").

        (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

        SECTION 2.02. Conversion of Shares. At the Effective Time:

        (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

        (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a) or as provided in Section
2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $4.45 in cash, without interest (the "MERGER CONSIDERATION").

        SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger


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

Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

        (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

        (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

        (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

        (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

        SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

        SECTION 2.05. Stock Options. (a) At the Effective Time, each option to purchase shares of Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (other than the Company Stock Purchase Plan), whether or not such option is then yet vested or exercisable, shall be canceled, and Buyer shall pay the option holder in cash at the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration per share over the applicable exercise price per share of such option by (ii) the number of shares to which such option relates.

        (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Section 2.05(a).

        SECTION 2.06. Employee Stock Purchase Plan. (a) After the date hereof, no new purchase period shall commence under the Company Stock Purchase Plan. As of the Effective Time, the Company Stock Purchase Plan shall be terminated. Buyer shall pay each participant in any current purchase period under such Plan in cash at the Effective Time, in cancellation of all rights under such Plan, an amount determined by multiplying (i) the Merger Consideration per share by (ii) the number of shares such participant could have purchased under the Company Stock Purchase Plan based on his or her account balance under such Plan immediately prior to the Effective Time (treating, for such


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

purpose, the purchase price per share of Common Stock as equal to 85% of the fair market value of a share of Common Stock on the enrollment date with respect to such purchase period) (such payment to be net of applicable withholding taxes).

        (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Purchase
Plan) that are necessary to give effect to the transactions contemplated by
Section 2.06(a).

        (c) Employees of the Company will be eligible to participate in Buyer's 1998 Employee Stock Purchase Plan after the Closing Date; provided that such employees meet the eligibility requirements of the Buyer's 1998 Employee Stock Purchase Plan, taking into account each such employee's service with the Company.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

        SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "Oacis Healthcare Holdings Corp."

        SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


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

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Buyer and Merger Subsidiary that:

        SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation (the "CERTIFICATE OF INCORPORATION") and bylaws as currently in effect.

        SECTION 4.02. Corporate Authorization. The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of the Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT");


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

and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

        SECTION 4.04. Non-contravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Certificate of Incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share ("PREFERRED STOCK"). As of February 19, 1999, there were outstanding (i) 10,619,646 shares of Common Stock, (ii) stock options to purchase an aggregate of 2,348,762 shares of Common Stock, of which options to purchase 2,265,519 shares of Common Stock have exercise prices less than $4.45 (at a weighted average exercise price of $2.42 per share) and of which options to purchase 83,243 shares of Common Stock have exercise prices equal to or greater than $4.45 (at a weighted average exercise price of $8.49 per share) and (iii) warrants to purchase 293,211 shares of Common Stock at a weighted average exercise price of $0.44 per share (of which all will be exercised prior to the Effective Time). There are and there will be no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Common Stock issuable upon exercise of outstanding stock options have been duly authorized and, when issued, will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section 4.05 and except for changes since the date hereof resulting from the exercise of stock options and purchase rights outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (c) no options or other rights to acquire from the Company, and no

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

obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

        SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "COMPANY 10-K").

        (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

        SECTION 4.07. SEC Filings. (a) The Company has delivered to Buyer (i) the Company's annual reports on Form 10-KSB for its fiscal years ended December 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1998 (the "COMPANY 10-Qs"),
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1997 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1997.

        (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 4.08. Financial Statements. (a) The Balance Sheet and the Related Financial Statements and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-KSB referred to in Section 4.07 and the Company 10-Qs fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1998, which has been delivered to Buyer prior to the date hereof by the Company, "BALANCE SHEET DATE" means December 31, 1998 and "RELATED FINANCIAL STATEMENTS" means the related audited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the year ended December 31, 1998, which have been delivered to Buyer prior to the date hereof by the Company.

        (b) The Balance Sheet and the Related Financial Statements and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-KSB referred to in Section 4.07 and the Company 10-Qs comply with all financial accounting standards issued by Financial Accounting Standards Board including without limitation, (i) Statement of Financial Accounting Standards No. 128, "Earnings per Share," and Staff Accounting Bulletin No. 98, (ii) Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (iii) Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" and (iv) Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        (c) Since January 1, 1998, revenue recognition by the Company on the Balance Sheet and the Related Financial Statements and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-KSB referred to in Section
4.07 and the Company 10-Qs have complied in all respects with the American Institute of Certified Public Accountants Statement of Position Nos. 97-2 and 98-4.

        (d) Reserves for warranty claims under contracts and "estimates to complete" on the Balance Sheet and the Related Financial Statements and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-KSB referred to in Section 4.07 and the Company 10-Qs reflect all facts and circumstances which were known, or should have been known after a diligent inquiry, to the management of the Company at the time the estimate was made.

        SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

        (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 4.10. Absence of Certain Changes. Except as disclosed in
Schedule 4.10, since December 31, 1998, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

        (c) any acquisition by the Company or any Subsidiary of a material amount of assets, including without limitation stock or other equity interest, from any Person or any sale, lease, license or other disposition of assets or property of the Company or any Subsidiary other than in the ordinary course of business consistent with past practices;

        (d) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

        (e) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

        (f) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

        (g) any making by the Company or any Subsidiary of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

        (h) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

        (i) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

        (j) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

        (k) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

        (l) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iv) entering into of any employment, deferred compensation or other similar agreement with a Person providing for compensation, bonus or other benefits in excess of $100,000 during any 12 month period, (v) any other increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary, other than, in the case of clause
(v), any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice; or

        (m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

        SECTION 4.11. Material Contracts. (a) Except as disclosed in Schedule 4.11, neither the Company nor any Subsidiary is a party to or bound by and none of the assets of the Company or any Subsidiary is covered by or subject to any of the following (whether oral or written):

                (i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

                (ii) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $50,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $50,000 or more;

                (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and the Subsidiaries of $50,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $50,000 or more;

                (iv) any partnership, joint venture or other similar agreement or arrangement;

                (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

                (vii) any option, license, franchise or similar agreement;

                (viii) any agency, dealer, sales representative, marketing or other similar agreement;

                (ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

                (x) any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates,
        (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates;

                (xi) any agreement with any director or officer of the Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer; or

                (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

        (b) Except as set forth in section 4.11(b) of Schedule 4.11, each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section
4.11 is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer.

        SECTION 4.12. No Undisclosed Material Liabilities. Except as set forth on Schedule 4.12, there are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, including any liability for Taxes, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

        (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

        (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

        (c) liabilities or obligations under this Agreement.

        SECTION 4.13. Litigation. Except as set forth in the Company 10-K or on
Schedule 4.13, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company before any court or arbitrator or before or by any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

        SECTION 4.14. Taxes. (a) Except as set forth on Schedule 4.14:

                (i) the Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any Subsidiary is or has been a member, have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed all Tax Returns required by applicable law to be filed prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all respects;

                (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with generally accepted accounting principles an adequate accrual for the payment of, all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time and with respect to completed or settled examinations or concluded litigation;

                (iii) the federal income Tax Returns of the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994;

                (iv) as of the date of this Agreement the Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due, which extension or waiver is still in effect;

                (v) there are no Liens or encumbrances for Taxes on any of the assets of Company or any of its Subsidiaries;

                (vi) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

                (vii) neither the Company nor any of its Subsidiaries is a party to any action or proceeding, nor, to the knowledge of the Company, is any such action or proceeding threatened, by any Taxing Authority for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by the Company or any of its Subsidiaries in respect of any deficiencies for any Tax;

                (viii) the Company and Subsidiaries do not own or lease any interest in real property in the State of California or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns or leases an interest in real property; and

                (ix) neither the Company's shares of capital stock nor the shares of capital stock of any Subsidiary of the Company are "United States real property interests" within the meaning of Section 897 of the Code.

        (b) For purposes of this Section 4.14, the following terms shall have the meaning set forth below:

        "TAXES" shall mean (A) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby the liability of such amounts is determined or taken into account with reference to the liability of any other Person.

        "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        SECTION 4.15. ERISA. (a) Section 4.15(a) of Schedule 4.15 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any

Subsidiary, or with respect to which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section 4.15, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

        (b) Neither the Company nor any ERISA Affiliate maintains, or has within the past five years maintained, any plan that constitutes or constituted a "multiemployer plan", as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.

        (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

        (d) Except as set forth on section 4.15(d) of Schedule 4.15, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162m or 280G of the Code.

        (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (f) Except as set forth on section 4.15(f) of Schedule 4.15, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

        (g) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

        (h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Effective Time, have been discharged and paid on or prior to the Effective Time except to the extent reflected as a liability on the Balance Sheet.

        SECTION 4.16. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or decrees. Neither the Company nor any Subsidiary has received any written notice to the effect that the Company or any Subsidiary is not in compliance with any applicable law, statute, ordinance, regulation, judgment, injunction, order or decree.

        SECTION 4.17. Finders' Fees. Except for Covington Associates, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        SECTION 4.18. Patents and Other Proprietary Rights. The Company and Subsidiaries have valid rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes that are necessary for its business as now conducted (collectively the "INTELLECTUAL PROPERTY RIGHTS"). The Company and Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another Person, including, without limitation sole or exclusive licenses limited to specific fields of use. The patents owned by the Company and Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.18, (i) to the Company's knowledge, there are no infringements by any other party of any of the Intellectual Property Rights, and (ii) the Company and Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 4.18, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other Person, and the Company and Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other Person, except for any such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and Subsidiaries have not been sued for infringing any intellectual property right of another Person. Except as disclosed in Schedule 4.18, none of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

        SECTION 4.19. Real Property. Neither the Company nor any Subsidiary owns, or has owned, any interest in real property.

        SECTION 4.20. Environmental Matters. (a) Except for such matters individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect on the Company, and except as set forth in the Company 10-K:

                (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; and

                (ii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

                (iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits.

        (b) Except as set forth on Schedule 4.20, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof.

        (c) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

        (d) For purposes of this Section 4.20, the following terms shall have the meanings set forth below:

                "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

                "ENVIRONMENTAL LAWS" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, whether now or hereinafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

                "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

        SECTION 4.21. Year 2000 Compliance. (a) Except as set forth on Schedule 4.21(a), all software (other than software licensed from third parties ("THIRD PARTY SOFTWARE")) that is sold or provided by the Company or any Subsidiary ("COMPANY SOFTWARE"), is Year 2000 Compliant. For purposes of this Section, "YEAR 2000 COMPLIANT" means software that is able accurately to process (including without limitation calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the 20th and 21st centuries when operated on the hardware and operating system platforms identified in Schedule 4.21(a)

       (b) To the extent that any Third Party Software that is provided with the Company Software may affect date or time data or the processing of date or time data by the Company Software, any such Third Party Software will operate in conjunction with the Company Software in a manner that allows the Company Software to be Year 2000 Compliant.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Company that:

        SECTION 5.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

        SECTION 5.02. Corporate Authorization. Each of Buyer and Merger Subsidiary has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Buyer and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer or Merger Subsidiary, respectively. This Agreement has been duly executed and delivered by each of Buyer and Merger Subsidiary and constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

        SECTION 5.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and

Merger Subsidiary of the transactions contemplated hereby do not and will not
(a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except, in the case of (b) and (c), for such matters as would not materially adversely effect the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

        SECTION 5.05. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

        (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

        SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

        (a) the Company will not adopt or propose any change in its Certificate of Incorporation or bylaws;

        (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

        (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except
(i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated hereby;

        (e) the Company will not, and will not permit any Subsidiary to (i) take agree or commit to take any action that would make any representation and warranty of the Company hereunder (including without limitation, the Company's representations and warranties set forth in Section 4.10) inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty (including without limitation, the Company's representations and warranties set forth in Section 4.10) from being inaccurate in any respect at any such time; and

        (f) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing.

        SECTION 6.02. Tax Certification. At any time during the period beginning on the date hereof and ending at the Effective Time, the Company shall provide to Buyer, within two business days of a request by Buyer, a certificate meeting the requirements of Treas. Reg. Section 1.897-2(h) to the effect that the Company is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code."

        SECTION 6.03. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement, unless a vote shall not be required under Delaware Law. The Directors of the Company shall, except as is required in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, recommend approval and adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

        SECTION 6.04. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records (including tax records) of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representations such financial and operating data and other information as such Persons may reasonably request, will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries and will arrange for meetings between Buyer, its counsel, financial advisors, auditors and other authorized representatives and the key employees of the Company and the Subsidiaries listed on Schedule 6.04; provided that no investigation pursuant to this Section 6.04, shall affect any representation or warranty given by the Company to Buyer hereunder.

        SECTION 6.05. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) except as may be required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under applicable law as advised in writing by Company Counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after (i) the Company has received any Acquisition Proposal, (ii) the Company has been advised that any Person is considering making an Acquisition Proposal, or (iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. In addition to the foregoing provisions of this Section 6.05, the Company shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Non-Disclosure Agreement. The Company shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary, the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement, however, Acquisition Proposal shall not include sales of products or services made in the ordinary course of business consistent with past practices.

        SECTION 6.06. Notices of Certain Events. The Company shall promptly notify Buyer of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 7
                               COVENANTS OF BUYER

        SECTION 7.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        SECTION 7.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

        SECTION 7.03. Director and Officer Liability. For six years after the Effective Time, Buyer will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Certification of Incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Buyer will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the twelve months ended December 31, 1998, which amount is $140,431. Buyer, Merger Subsidiary and the Company acknowledge and agree that any directors and officers, present or former, of the Company are third party beneficiaries under this Section 7.03 and, as such, shall be entitled to the benefits of all covenants and obligations of Buyer hereunder.


                                       ARTICLE 8
                          COVENANTS OF BUYER AND THE COMPANY

        SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

        SECTION 8.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 8.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or automated quotation system, will not issue any such press release or make any such public statement prior to such consultation.

        SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 9
                            CONDITIONS OF THE MERGER

        SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) if required by Delaware Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

        (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or has been terminated;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

        (d) Buyer shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 10
                                   TERMINATION

        SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a) by mutual written consent of the Company and Buyer;

        (b) by either the Company or Buyer, if the Offer has not been consummated by June 30, 1999;

        (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

        (d) by Buyer, if this Agreement shall not have been approved and adopted by a majority of the Shares entitled to vote as required under Delaware Law by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

        (e) by Buyer, in the event of any breach by any stockholder of any of such stockholder's obligations under any of the Stockholder Agreements dated as of the date hereof entered into by Merger Subsidiary and the stockholders listed on Schedule 10.01(e) hereto (the "STOCKHOLDER AGREEMENTS");

        (f) by Buyer, if (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Acquisition Proposal, or (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger;

        (g) by Buyer, if the Company shall have breached or failed to observe or perform any of its representations or obligations under Section 1.02, 6.03 or 6.05; or

        (h) by Company, upon payment to Buyer of the amounts referred to in
Section 11.04(b), if prior to a duly called meeting of the stockholders of the Company for the purpose of voting on the approval and adoption of this Agreement, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Offer or the Merger in order to permit Company to execute an agreement in connection with an Acquisition Proposal with respect to the Company which the Board of Directors of the Company determines in good faith (based on the presentation of an investment banking firm of national reputation) to be more favorable to the Company's stockholders than the Merger.

        The party desiring to terminate this Agreement pursuant to any of clauses (b) through (h) above shall give written notice of such termination to the other party in accordance with Section 11.01.

        SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 10.02 and Section 11.04 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of any provision of this Agreement.


                                   ARTICLE 11
                                  MISCELLANEOUS

        SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

               if to Buyer or Merger
                      Subsidiary to:     Science Applications
                                         International Corporation
                                         1241 Cave Street
                                         La Jolla, CA 92037
                                         Attention: William Roper
                                         Fax: (619) 546-6660

                     with copies to:     Science Applications
                                         International Corporation
                                         10260 Campus Point Drive, M/S F3
                                         San Diego, California 92121
                                         Attention: Kevin A. Werner
                                         Fax: (619) 535-7992
                                and:     Davis Polk & Wardwell
                                         450 Lexington Avenue
                                         New York, NY 10017
                                         Att.: David L. Caplan
                                         Fax: (212) 450-4800


               if to the Company to:     Oacis Healthcare Holdings Corp.
                                         1101 Fifth Avenue
                                         Suite 200
                                         San Rafael, CA 94901
                                         Att.: Stephen Ghiglieri
                                         Fax: (415) 482-4640

                     with copies to:     Cooley Godward LLP
                                         One Maritime Plaza
                                         20th Floor
                                         San Francisco, CA 94111
                                         Att.: Kenneth L. Guernsey
                                         Fax: (415) 951-3699


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

        SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 11.04.

        SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 11.04. Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b) The Company agrees that it will pay Buyer a fee in immediately available funds equal to $2,500,000 promptly, but in no event later than two business days, if:

                (i) this Agreement is terminated pursuant to any of clauses (e) through (h) of Section 10.01; or

                (ii) (A) prior to the termination of this Agreement, an Acquisition Proposal is commenced, publicly proposed or publicly disclosed and (B) this Agreement is terminated pursuant to Section 10.01(b) or 10.01(d).

        SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

        SECTION 11.07. Counterparts; Effectiveness; Third Party. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for Section 7.03 hereof, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 11.08. Entire Agreement. This Agreement and Mutual Non-Disclosure Agreement effective as of November 4, 1998 between Buyer and the Company ("NON-DISCLOSURE AGREEMENT") constitute the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof.

        SECTION 11.09. Definitions. Each of the following terms is defined in the Section set forth opposite such term:


Term                                                    Section
----                                                    -------
Acquisition Proposal                                      6.05
Affiliate                                                 1.03
Certificate of Merger                                     2.01
Balance Sheet                                             4.08
Balance Sheet Date                                        4.08
Certificate of Incorporation                              4.01
Code                                                      2.05
Common Stock                                              1.01
Company Counsel                                           1.02
Company Disclosure Documents                              4.09
Company Proxy Statement                                   4.09
Company Securities                                        4.05
Company Software                                          4.21
Company Stockholder Meeting                               6.03
Company 10-K                                              4.06
Company 10-Qs                                             4.07
Non-Disclosure Agreement                                 11.08
Effective Time                                            2.01
Employee Plans                                            4.15
Environmental Laws                                        4.20
Environmental Permits                                     4.20
ERISA                                                     4.15
ERISA Affiliate                                           4.15
Exchange Act                                              4.03
Exchange Agent                                            2.03
Delaware Law                                              1.02
HSR Act                                                   4.03
Intellectual Property Rights                              4.18
IRS                                                       4.14
--------------------------------------------------------------

Lien                                                      4.04
Material Adverse Effect                                   4.01
Merger                                                    2.01
Merger Consideration                                      2.02
Minimum Condition                                         1.01
Offer                                                     1.01
Offer Documents                                           1.01
Person                                                    2.03
Related Financial Statements                              4.08
Schedule 14D-9                                            1.02
SEC                                                       4.07
Shares                                                    1.01
Stockholder Agreements                                   10.01
Subsidiary                                                4.06
Subsidiary Securities                                     4.06
Substitute Option                                         2.05
Surviving Corporation                                     2.01
Taxes                                                     4.14
Taxing Authority                                          4.14
Tax Return                                                4.14
Third Party Software                                      4.21
Year 2000 Compliant                                       4.21

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective authorized officers as of the day and year first above written.

                                    OACIS HEALTHCARE HOLDINGS CORP.


                                    By: /s/  JIM MCCORD
                                       -----------------------------------------
                                        NAME: Jim McCord
                                        TITLE: Chief Executive Officer


                                    SCIENCE APPLICATIONS INTERNATIONAL
                                    CORPORATION


                                    By: /s/ WILLIAM A. ROPER, JR.
                                       -----------------------------------------
                                        NAME: William A. Roper, Jr.
                                        TITLE: Senior Vice President and
                                               Chief Financial Officer


                                    OSCAR ACQUISITION CORPORATION


                                    By: /s/  DAVID A. COX
                                       -----------------------------------------
                                        NAME: David A. Cox
                                        TITLE: President

                                                                         ANNEX I


        Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) the Minimum Condition has not been satisfied by June 30, 1999,
(ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by June 30, 1999, or (iii) at any time on or after the date hereof and prior to the acceptance for payment of Shares, any of the following conditions exist:

        (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding (collectively a "Proceeding") (1) by any Person, foreign or domestic (except a government or governmental authority or agency, domestic or foreign (each, a "Governmental Authority")), if there is a reasonable possibility that such Proceeding will be decided in such Person's favor or (2) by any Governmental Authority, in any case, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to in make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Buyer or any of its subsidiaries or Affiliates of any Shares, or (v) that otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or Buyer and its subsidiaries, taken as a whole; or

        (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

        (c) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time; provided, however, that in the event that Section 4.21 of the Merger Agreement is not true, then Buyer shall be required to accept for payment and pay for all Shares validly tendered and not withdrawn, so long as the Company has (i) cured such inaccuracy prior to the consummation of the Offer or (ii) demonstrated to Buyer that such inaccuracy can be cured without having a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or

        (d) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger; or

        (e) any Person or group (as defined in Section 13(d)(3) of the Exchange
Act) (other than Buyer, the Merger Subsidiary or any Affiliate thereof) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of the Shares; or

        (f) the Merger Agreement shall have been terminated in accordance with its terms,

which in the reasonable judgment of Buyer in any such case, and regardless of the circumstances (including any action or omission by Buyer) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.


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